GOLDSTEIN GOLUB KESSLER LLP
Certified Public Accountants and Consultants

NEXIA INTERNATIONAL

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
Advaxis, Inc.

We hereby consent to incorporation by reference in the Registration Statement (No. 333-122504) on Form SB-2 of our report dated November 29, 2005 on the balance sheet of Advaxis, Inc. (a development stage company) as of October 31, 2005, and the related statements of operations, stockholders' equity (deficiency), and cash flows for the year ended December 31, 2003, the period from January 1, 2004 to October 31, 2004, the year ended October 31, 2005, and the period from March 1, 2002 (inception) to October 31, 2005. We also consent to the reference to our Firm under the caption "Experts".

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

December 28, 2005

1185 Avenue of the Americas Suite 500 New York, NY 10036-2602
TEL 212 372 1800 FAX 212 372 1801 www.ggkllp.com